EXECUTION VERSION

TECHNOLOGY TRANSFER AGREEMENT

This Technology Transfer Agreement (this “Agreement”) is effective as of June 28, 2018 (the “Effective Date”), by and between Masthercell Global Inc., a Delaware corporation (“MTH Global”), and Orgenesis Inc., a Nevada corporation (including its Affiliates, “Orgenesis”). MTH Global and Orgenesis are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, MTH Global has substantial expertise in product development and manufacturing of its own biopharmaceutical products; and

WHEREAS, Orgenesis SPRL, a subsidiary of Orgenesis, Inc., and Masthercell SA, a subsidiary of Masthercell Global, are parties to that certain Master Services Agreement, effective March 27, 2017, as amended (the “Manufacturing Agreement”) pursuant to which MTH Global manufactures certain of Orgenesis’ therapeutic products (as further defined below, the “Products”);

WHEREAS, to permit Orgenesis to continue to develop and manufacture the Products, the parties desire to enter into this Agreement to set forth technology transfer and other related activities to be performed by MTH Global;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the Parties mutually agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms will have the following meanings:

1.1     “Affiliate” means any person or entity that, directly or indirectly, through one or more intermediaries, owns, is owned by or is under common ownership with, a Party, where “own,” “owned” and “ownership” refer to (a) direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity; or (b) the actual ability of an entity, person or group to control and direct the management of the person or entity, whether by contract or otherwise.

1.2     “Confidential Information” of a Party means all confidential or proprietary information of such Party that the other Party (or its Representatives) receives or learns under this Agreement. Without limiting the foregoing (a) MTH Global’s Confidential Information shall include manufacturing processes and methods that are (i) generally applicable to the manufacturing of therapeutic products for third parties, and (ii) which are not specifically related to the making, using or developing Products; and (b) Orgenesis Confidential Information shall include materials, manufacturing processes and methods that are required to make, use or develop Products, taken as a whole. A Party’s Confidential Information will also include any information that constitutes Confidential Information of such Party pursuant to the terms of the Manufacturing Agreement. Confidential Information shall not include any information to the extent that Recipient can demonstrate by competent evidence (i) is now, or hereafter becomes, through no act or failure to act on the part of Recipient or its Representatives in breach of ARTICLE 6, generally known or available; (ii) is known by Recipient at the time of receiving such information as shown by written records predating such receipt, however, excluding any information that is (A) previously known by Recipient through disclosure in connection with the Manufacturing Agreement, or (B) Transferred Information that is known by Orgenesis in its capacity as an Affiliate of MTH Global); (iii) is furnished after the Effective Date to Recipient by a Third Party, without breach of and not subject to any obligation of confidentiality; or (iv) is independently developed by Recipient without use of or reference to Confidential Information of Discloser, as shown by independent written records contemporaneous with such development.

1.3     “Control,” “Controls” and “Controlled” mean, with respect to a particular item of information or Intellectual Property Right, that the applicable Party owns or has a license to such item or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.4     “Discloser” has the meaning set forth in Section 6.1.

1.5     “General Manufacturing IP” any Intellectual Property Rights that cover manufacturing processes and methods that are generally applicable to manufacturing therapeutic products and not specific to the manufacturing of the Products.

1.6     “Innovations” means inventions, discoveries, works of authorship, trade secrets and other know-how or developments.

1.7     “Intellectual Property Rights” means all rights in, to and under Patents, copyrights, trademarks, service marks, trade secrets, mask works and applications for the foregoing, in any country, supra-national organization or territory of the world.

1.8     “Master Production Records” or “MPRs” means master production and control records maintained by MTH Global relating to the Products as required under the Federal Food, Drug and Cosmetic Act and its implementing regulations (which will include any such documentation that is generated by MTH Global and that (i) defines the manufacturing methods, test methods, specifications, materials, and other procedures, directions and controls associated with the manufacture and testing of the Products, (ii) any specifications of raw materials, resins and other consumables to be used in the manufacture of the Products, (iii) in process and final the Products sampling standards, and (iv) equipment and instrumentation specifications and standard operating procedures, including, without limitation, standard operating procedures for in-process quality control testing and the Products packaging and aliquoting procedures).

1.9     “Manufacturing Process” means, for each Product, the process used to manufacture and test such Product as described in (a) the then-current manufacturing specification of such Product (the “Specification”) and (b) the relevant standard operating procedure documentation for such Product (the “SOPs”).

1.10     “Manufacturing-Related Documentation” has the meaning set forth in the definition of Transferred Information.

1.11     “MTH Global IP” means Intellectual Property Rights Controlled by MTH Global.

1.12     Orgenesis Innovations” means all Innovations that Orgenesis either Controls as of the Effective Date or gains Control of independently of activities under this Agreement, including all Intellectual Property Rights in any of the foregoing.

1.13     “Orgenesis IP” means, to the extent Controlled by Orgenesis, Intellectual Property Rights claiming or covering Orgenesis Innovations that, in the absence of a license thereunder, would be infringed or misappropriated by MTH Global’s performance of its obligations under this Agreement.

1.14     “Patents” means (a) United States issued patents, re-examinations, reissues, renewals, extensions, patent term restorations, and foreign counterparts of each of the foregoing; and (b) pending applications for United States patents and foreign counterparts thereof, whether issued or not.

1.15     “Process-Related IP” has the meaning set forth in Section 8.3.

1.16     “Products” means the therapeutic products of Orgenesis Inc. or its Affiliates or such products produced in connection with its joint ventures, collaborations, partnerships or similar arrangements with Third Parties, in each case that are (a) developed or manufactured by MTH Global (or its Affiliates) for Orgenesis or its Affiliates pursuant to a manufacturing service agreement between the Parties (or their Affiliates), and (b) designated by Orgenesis for technology transfer under this Agreement, which designation will be in Orgenesis’ sole and absolute discretion.

1.17     “Raw Materials” has the meaning set forth in Section 4.1.2. 1.18 “Recipient” has the meaning set forth in Section 6.1.

1.19     “Regulatory Approval” means all approvals, product and/or establishment licenses, registrations or authorizations of all Regulatory Authorities necessary for the manufacture, use, storage, import, export, transport and sale of a biological product in a jurisdiction.

1.20     “Regulatory Authority” means a supranational, national or local regulatory agency or other governmental entity with the authority to grant a Regulatory Approval.

1.21     “Representatives” has the meaning set forth in Section 6.1.

1.22     “Services” means those technology transfer services to be performed by MTH Global hereunder as set forth in ARTICLE 2, Section 4.1 and the Work Plan.

1.23     “Services Commencement Date” has the meaning set forth in Section 2.1.2.

1.24     “Services Term” means the period commencing on the Services Commencement Date and ending ninety (90) days thereafter.

1.25     “SOP” has the meaning set forth in the definition of Manufacturing Process.

1.26     “Specifications” has the meaning set forth in the definition of Manufacturing Process.

1.27 “Third Party” means any person or entity other than the Parties or their respective Affiliates.

1.28     “Transferred Information” means (a) the Manufacturing Process for each Product manufactured as of the Services Commencement Date in its then-current form, including all related information as reasonably necessary for Orgenesis to practice the Manufacturing Processes for such Products, (b) all documentation (including the MPRs, Specifications and SOPs) that is Controlled by MTH Global and that is necessary to perform the Manufacturing Process for each Product as of the Services Commencement Date (the “Manufacturing-Related Documentation”), and (c) any other information and data in MTH Global’s possession relating to the Manufacturing Process for each Product as may be necessary for inclusion in any submission with a regulatory authority for approval to manufacture, market or sell such Product.

1.29     “Transferred Materials” has the meaning set forth in Section 4.1.2.

1.30     “Trigger Date” means the earliest to occur of the following (i) the date MTH Global receives written request from Orgenesis that it desires for MTH Global to commence the Services, (ii) ninety (90) days prior to the expiration of the Manufacturing Agreement, or (iii) the date Orgenesis receives written notice from MTH Global of a completed or pending change of control.

1.31     “Work Plan” means the Work Plan attached hereto as Appendix A and incorporated herein by this reference (as such Work Plan may be amended from time to time by mutual written signed by both Parties).

ARTICLE 2

OVERVIEW; WORK PLAN.

2.1     Project; Schedule.

2.1.1     The Parties are entering into this Agreement with the purpose of having MTH Global perform technology transfer and other activities as provided in the Work Plan to allow Orgenesis to manufacture the Products after the Trigger Date.

2.1.2     Services under this Agreement will commence on within ten (10) days after the Trigger Date (the “Services Commencement Date”).

2.1.3     Subject to the terms and conditions of this Agreement, during the Services Term each Party agrees to perform its obligations under the Work Plan. In addition, during the Services Term:

(a)     MTH Global will perform the Services in accordance with this Agreement and the Work Plan;

(b)     MTH Global will use or make available appropriate personnel (including without limitation those with expertise in technical development, manufacturing, operations, quality control, quality assurance and regulatory affairs) to conduct the Services at one or more facilities as designated by Orgenesis in its sole and absolute discretion;

(c)     Orgenesis will use or make available appropriate personnel (including without limitation those with expertise in technical development, manufacturing, operations, quality control, quality assurance and regulatory affairs) to receive the Services at one or more facilities as designated by Orgenesis in its sole and absolute discretion; and (d) each Party will assign adequate staffing and other resources and use commercially reasonable efforts to achieve successful transfer of the Transferred Information and Transferred Materials to Orgenesis prior to the end of the Services Term.

2.1.4     The work of each Party hereunder will be performed in a professional and workmanlike manner in accordance with the standards of performance in the industry.

2.1.5     Orgenesis acknowledges and agrees that the successful technology transfer is not possible without Orgenesis’ reasonable cooperation and reasonable assistance, and without provision of appropriate personnel who are qualified and experienced in manufacturing of similar therapeutic products, and MTH Global will not be responsible for any failure of technology transfer resulting from Orgenesis’ failure to provide any such cooperation, assistance and personnel.

2.2     Work Plan.

2.2.1     Attached hereto as Appendix A is the Work Plan for the technology transfer, manufacturing and other activities as provided therein in accordance with the terms and conditions of this Agreement. The Parties acknowledge that the initial Work Plan attached hereto at the time of execution of this Agreement is a preliminary version included for guidance of the scope of the Services but may need to be adjusted to encompass the services needed to transfer the Transferred Information and Transferred Materials as of the Services Commencement Date. The Parties will each review the Work Plan upon the Services Commencement Date and will work together in good faith to agree upon (and implement into the Work Plan) any adjustments as necessary to fully transfer the Transferred Information and Transferred Materials to Orgenesis.

2.2.2     Each Party agrees to perform its obligations under this Agreement in accordance with the Work Plan. Any revisions of, or amendments or supplements to, the Work Plan must be in writing and will become effective only upon execution by both Parties.

2.3     Technology Transfer Completion. Notwithstanding anything to the contrary in this Agreement or the Work Plan, MTH Global’s obligations to provide Services with respect to a Product will be deemed complete after three (3) process validation runs for such Product are successfully completed at a manufacturing facility chosen by Orgenesis, and thereafter MTH Global will have no further obligations with respect to such Product.

ARTICLE 3

PRICES AND PAYMENT.

3.1     Payment.

3.1.1     In consideration for MTH Global’s performance of its obligations under this Agreement and the Work Plan, and subject to the terms and conditions of this Agreement, Orgenesis shall pay to MTH Global for Services at a reasonable and customary hourly rate mutually agreed between the Parties and set forth in a written statement of work executed by both Parties prior to commencement of the Services; it being understood and agreed the Orgenesis will not be responsible for payment of such rate for employees of Orgenesis performing the Services under a contractual arrangement with MTH Global provided that Orgenesis does not charge MTH Global for performance of such Services under such contractual arrangement.

3.1.2     Products that Orgenesis has paid MTH Global to manufacture under the Manufacturing Agreement will be transferred to Orgenesis free of any additional charge.

3.1.3     Orgenesis will pay for any Raw Materials transferred to it pursuant to Section 4.1.2 that have not been paid for by Orgenesis pursuant to the terms of the Manufacturing Agreement at the following rate: (a) for Raw Materials purchased from Third Parties, MTH Global’s cost of such Raw Materials, or (b) for Raw Materials manufactured by MTH Global, MTH Global’s actual, fully-burdened cost for such Raw Materials.

3.2     Third Party Costs. Orgenesis will reimburse MTH Global for any reasonable out-of-pocket costs incurred by MTH Global (including travel expenses) in performing the Services which are evidenced by supporting documentation to be provided by MTH Global to Orgenesis. For any out-of-pocket cost exceeding five hundred US dollars ($500.00), MTH Global shall receive the prior written consent of Orgenesis prior to incurring such costs.

3.3     Payment. Orgenesis will pay all undisputed amounts due MTH Global under this ARTICLE 3 within sixty (60) days after receipt of each invoice from MTH Global. All payments to be made under this Agreement shall be made in United States dollars to a bank account designated in writing by MTH Global.

ARTICLE 4

TECHNOLOGY AND INFORMATION; INTELLECTUAL PROPERTY.

4.1     Technology Transfer.

4.1.1     Transfer and Use of Transferred Information. During the Services Term, MTH Global will transfer to Orgenesis complete copies of the Transferred Information and Transferred Materials. Orgenesis shall be entitled to maintain and use the Transferred Information solely for the purposes of manufacturing the Products pursuant to the license set forth in Section 4.2.11. For the avoidance of doubt, Orgenesis will be free to use the Transferred Materials for any lawful purposes without restriction.

4.1.2     Transfer of Materials and Related Information. During the Services Term, MTH Global shall transfer and/or deliver to Orgenesis (i) any Products developed or manufactured by MTH Global on behalf of Orgenesis prior to the Trigger Date, (ii) any raw materials purchased specifically in connection with performance of the Services or pursuant to the Manufacturing Agreement the “Raw Materials”), and (iii) a copy of any documentation in MTH Global’s possession or under its Control that pertains to such Products and Raw Materials (such documentation, collectively with the such Products and Raw Materials, the “Transferred Materials”).

4.1.3     Intent of Transfer. For purposes of clarity, it is the intention of the Parties that Orgenesis be able to (either directly or through a Third Party) recommence the manufacture of Products at one or more facilities designated by Orgenesis in its sole and absolute discretion after the end of the Services Term with as little interruption as reasonably possible.

4.1.4     Observation of Manufacturing Process. In connection with such technology transfer, upon reasonable notice, MTH Global will permit reasonable access to the facility where Products are manufactured during normal business hours to employees of Orgenesis to learn about the Manufacturing Process. While at the MTH Global facility, such employees shall follow MTH Global’s policies and procedures and shall use reasonable efforts to avoid interrupting or interfering with the work of other MTH Global personnel, and may observe only activities related to the Products and Manufacturing Process. If reasonably requested by Orgenesis, MTH Global personnel will visit Orgenesis’ Facilities to consult and advise on performance of the Manufacturing Processes.

4.2     Intellectual Property Rights; License.

4.2.1     MTH Global License to Orgenesis. Subject to the terms and conditions of this Agreement, MTH Global hereby grants to Orgenesis a non-exclusive, worldwide, royalty-free, paid-up, nontransferable (except as set forth in Section 8.5), sublicensable, perpetual license, under the MTH Global IP, to: (a) use and reproduce the Transferred Information and (b) use and practice the Manufacturing Processes; in each case of (a) and (b) solely to the extent necessary to manufacture and have manufactured the Products. Except for the foregoing, no other license is granted, no other use is permitted, and all other rights are expressly reserved. Orgenesis shall have no rights, title or interest in, or to, any MTH Global IP other than the license expressly set forth in this Section 4.2.1.

4.2.2     Orgenesis IP. MTH Global shall have no rights, title or interest into any Orgenesis IP and no such Orgenesis IP shall be deemed transferred or licensed to MTH Global pursuant to this Agreement. Furthermore, nothing in this Agreement or the Work Plan shall derogate from, limit or affect Orgenesis’ ownership of any Intellectual Property as set forth in the Manufacturing Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES; DISCLAIMER.

5.1     Product Warranties and Remedy. To the extent MTH Global transfers any Products to Orgenesis in connection with this Agreement and/or the Work Plan, MTH Global warrants that the Products to be transferred are free and clear of any encumbrances, mortgages, liens, pledges or third party rights of any kind.

5.2     General Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

5.2.1      Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the state or country in which it is incorporated or organized, as applicable, and has full corporate or company power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated to be conducted in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

5.2.2     Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate or company power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate or company action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

5.3     Title and Performance: As of the Effective Date, MTH Global has sufficient legal and/or beneficial title under the MTH Global IP necessary to perform its activities contemplated under this Agreement and to grant the licenses that it is obligated to grant to Orgenesis pursuant to Section 4.2.1. MTH Global represents and warrants that it will provide the Services in a professional and workmanlike manner, consistent with best industry practices.

5.4     Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 5, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO ANY SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OF USAGE IN TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALL TRANSFERRED INFORMATION AND TRANSFERRED MATERIALS (OTHER THAN PRODUCTS WHICH ARE COVERED BY ANY WARRANTIES EXPRESSLY SET FORTH IN THE MANUFACTURING AGREEMENT) ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND.

ARTICLE 6

CONFIDENTIALITY.

6.1     Confidential Information; Exceptions. Each Party (in such capacity, “Recipient”) will, and will ensure that its employees, contractors, representatives and agents (“Representatives”) will,: (a) maintain all Confidential Information of the other Party (in such capacity, “Discloser”) in trust and confidence; (b) not disclose any Confidential Information of the Discloser to any Third Party (except that a Recipient may disclose such Confidential Information to those of its Representatives, its Affiliates and and its Affiliates’ Representatives who require such information in order to perform a Recipient’s obligations or exercise Recipient’s rights under this Agreement and who are subject to binding obligations of confidentiality and materially similar to those of this ARTICLE 6); (c) not disclose or use any Confidential Information of Discloser for any purposes other than to perform a Recipient’s obligations or exercise Recipient’s rights under this Agreement; (d) not use any Confidential Information of Discloser for any purpose or in any manner that would constitute a violation of any applicable governmental laws, rules, regulations, or orders, including without limitation the export control laws of the United States; and (e) not reproduce any Confidential Information of Discloser in any form except as required to perform Recipient’s obligations or exercise its rights under this Agreement. Each Recipient will use at least the same standard of care as it uses to protect its own Confidential Information of a similar nature to prevent unauthorized disclosures or uses of Confidential Information of Discloser, but in any event Recipient will use no less than commercially reasonable care to achieve such objectives. Recipient will promptly notify Discloser upon discovery of any unauthorized use or disclosure of the Confidential Information of Discloser. The Parties agree that the material financial, commercial, scientific and technical terms of the Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party may provide a copy of this Agreement or otherwise disclose such terms to bona fide potential corporate partners, potential investors or merger or acquisition partners, and to commercial lenders, financial underwriters, investment bankers and legal and financial advisors, provided that all such disclosures shall be made only to such Parties on a confidential basis that is at least as protective and restrictive as this Section 6.1.

6.2     Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Recipient may disclose Confidential Information of Discloser: (i) to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that Recipient shall first have given prompt notice to Discloser hereto as soon as reasonably practicable to enable it to seek any available exemptions from or limitations on such disclosure requirement and Recipient shall reasonably cooperate, at Discloser’s expense, in such efforts by Discloser; (ii) to permitted sublicensees (solely to the extent necessary to accomplish the purposes of the sublicense), successors and assigns under this Agreement; (iii) in the case of Orgenesis, to Regulatory Authorities, to the extent necessary for the purpose of obtaining Regulatory Approval for Products and to Third Parties to the extent necessary for the purpose of contract manufacturing of Products; and (iv) to identified Third Parties with the prior, express, specific, written permission of Discloser.

6.3     Publicity. Neither Party will issue any publicity release or announcement containing information about this Agreement without the advance written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law, in which case the Party making the release or announcement shall, before making any such release or announcement, afford the other Party a reasonable opportunity to review and comment upon such release or announcement to the extent practicable.

6.4     Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of this ARTICLE 6 may cause immediate and irreparable harm to Discloser, which harm may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, Discloser shall have the right to seek equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

ARTICLE 7

TERM AND TERMINATION.

7.1     Term. The initial term of this Agreement will commence on the Effective Date and terminate on the last day of the Services Term.

7.2     Termination by Either Party for Breach. If a Party materially breaches this Agreement, and fails to cure such breach within thirty (30) days from the date of receipt of written notice of such breach, the non-breaching Party may terminate this Agreement with thirty (30) days’ written notice to the other Party.

7.3     Effect of Termination. Upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall cease, except that the following will survive: (a) accrued rights to payment and remedies for breach; (b) ARTICLE 1 (to the extent necessary to interpret any surviving provision of this Agreement), Section 4.2.11, ARTICLE 6, Section 7.3 and ARTICLE 8.

ARTICLE 8

MISCELLANEOUS.

8.1     Notice. All notices hereunder shall be in writing and shall be deemed given upon (a) personal delivery, (b) facsimile transmission with electronic confirmation of transmission, if sent during the recipient’s normal business hours, or otherwise on the recipient’s next normal business day, (c) receipt after delivery by nationally-recognized bonded courier when sent for next business day delivery, or (d) receipt after sending by certified or registered mail, postage prepaid and return receipt requested personally, to the following addresses or fax numbers of the respective Parties:

If to Orgenesis:	Orgenesis Inc.
20271 Goldenrod Lane
Germantown, MD 20876
Attention: Vered Caplan
Fax: 646-878-0801
Email: vered.c@orgenesis.com

Copy to:	Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway
New York, NY 10036
Attention: Mark Cohen
Fax: 646-878-0801
Email: MCohen@PearlCohen.com

If to MTH Global:	Masthercell Global Inc.
c/o Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway
New York, NY 10036
Attention: Mark Cohen, Esq.
Fax: 646-878-0801
Email: vered.c@orgenesis.com

Copy to:	Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway
New York, NY 10036
Attention: Mark Cohen
Fax: 646-878-0801
Email: MCohen@PearlCohen.com

Copy to:	GPP-II Masthercell, LLC
c/o Great Point Partners, LLC
165 Mason Street, 3rd Floor
Greenwich, CT 06830
Attention: Noah F. Rhodes, III
Fax: (203) 971-3320
Email: nrhodes@gppfunds.com

Copy to:	McDermott Will & Emery LLP
444 West Lake Street, Suite 4000
Chicago, Illinois 60606
Attention: Brooks B. Gruemmer
Fax: (312) 984-7700
Email: bgruemmer@mwe.com

A Party may change its address or fax number for notice by giving notice under this Section 8.1.

8.2     Use of Names. Neither Party shall use the name, trade name, trademark, or other designation of the other Party (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activities. Under no circumstances shall either Party state or imply in any promotional material, publication or other published announcement that the other Party has tested or approved any product.

8.3     Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Orgenesis, as a licensee of MTH Global IP licensed under Section 4.2.11 (the “Process-Related IP”), shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against MTH Global under the U.S. Bankruptcy Code, Orgenesis shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Process-Related IP and all embodiments thereof, and same, if not already in its possession, shall be promptly delivered to Orgenesis (a) upon any such commencement of a bankruptcy proceeding upon Orgenesis written request therefor, or (b) if not delivered under (a) above, upon rejection of this Agreement by or on behalf of MTH Global upon written request therefor by Orgenesis.

8.4     Waiver. The failure on the part of either Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

8.5     Assignment; Binding Effect. Neither Party will assign its rights or duties under this Agreement to another without the prior express written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to (a) its Affiliates, or (b) a successor by merger, acquisition, or sale of all or substantially all of such Party’s business assets in the field to which this Agreement relates, without the other Party’s consent, provided that such successor will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any purported assignment not in compliance with this Section 8.5 shall be void. This Agreement shall be binding upon each Party’s successors and permitted assignees.

8.6     Independent Parties. Neither Party is an employee or a legal representative of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

8.7     Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay and uses and continues to use commercially reasonable efforts to overcome such delay.

8.8     Severability. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, it shall be severed from this Agreement, and the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

8.9     Governing Law. For any disputes under this Agreement, New York law (excluding conflict of laws principles) governs and the Parties are free to institute litigation or seek any remedy available to them. For the purposes of any litigation instituted by the parties related to this Agreement, the Parties accept the jurisdiction of the competent courts sitting in the State of New York. This Agreement shall be construed in accordance with the laws of the State of New York and/or the United States of America which are applicable to contracts negotiated, executed and performed within the State of New York in the United States of America.

8.10     Entire Agreement; Modification. This Agreement, including all Appendices referenced herein constitutes the entire agreement and understanding of the Parties and supersedes any prior agreements or understandings relating to the subject matter hereof. Any modification of this Agreement shall be effective only to the extent it is reduced to writing and signed by both Parties. This Agreement is intended to supplement the Manufacturing Agreement, however, in the event that any term or condition of this Agreement conflicts with the Manufacturing Agreement, the Manufacturing Agreement will control as it relates to the manufacture of Products and this Agreement will control for all other purposes.

8.11     Jury Trial Waiver. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

8.12     Limitation of Liability. EXCEPT AS SET FORTH BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY CONCERNING ANY SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), FOR ANY: (A) INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (B) AGGREGATE DAMAGES IN EXCESS OF THE AMOUNTS PAID OR PAYABLE BY ORGENESIS TO MTH GLOBAL UNDER THIS AGREEMENT. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO ANY BREACH OF ARTICLE 6. THESE LIMITATIONS ARE INDEPENDENT FROM ALL OTHER PROVISIONS OF THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY REMEDY PROVIDED HEREIN.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

MASTHERCELL GLOBAL INC.

By:
Name:
Title:

ORGENSEIS INC.

By:
Name:
Title:

[Signature Page to Technology Transfer Agreement]

APPENDIX A

Work Plan

The following shall be deemed to be included in the Work Plan as it relates to the technology transfer contemplated by the Agreement. In each case to the extent necessary or reasonably useful to enable Orgenesis’ performance of the Manufacturing Process, , MTH Global will:

•	provide training by the Company and its Subsidiaries to Orgenesis and its employees with respect to the Manufacturing Process as reasonably requested by Orgenesis;

•

deliver copies of the Manufacturing-Related Documentation to Orgenesis, Transferred Information and Transferred Materials and provide reasonable support to Orgenesis with respect to performance of the Manufacturing Process at one or more manufacturing sites established by Orgenesis in its sole and absolute discretion;

•	provide the requisite policies and procedures needed or required by Orgenesis to perform the Manufacturing Process or complete the technology transfer contemplated by this Agreement;

•	provide other reasonable support for performance of the Manufacturing Process as may be requested by the Orgenesis;

•

provide gap analysis performance; assisting in the implementation of SOPs, policies, instructions and standard forms; assisting in pre-audits to assure implementation progress and prepare the facility(ies) for regulatory audits;

•

assist in the preparation and training of batch records; providing two to three weeks of observations runs for the Products to be performed by qualified MTH Global personnel and observed by the Orgenesis’ employees at one or more facilities designated by Orgenesis in its sole and absolute discretion; provide and observe training runs for the Products in R&D that are established by the Orgenesis’ employees at Orgenesis’ facilities;

•

assist in the preparation and training of work instructions for the Manufacturing Process; conduct observation tests for each method for the Products, such tests to be observed by the Orgenesis’ employees at one or more new facilities; provide and observe training tests for the Products, such tests to be performed by the Orgenesis’ employees at Orgenesis’ facilities; and

•	work with Orgenesis to follow up on the progress of the validation runs, media fills and general working programs until the end of three successful clinical runs at Orgenesis’ facilities.